Calculation of Filing Fee Tables

Form N-14

(Form Type)

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Nuveen Floating Rate Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Shares of Beneficial Interest, $0.01 Par Value Per Share	Other	85,263,265	$8.99(2)	$766,516,752.35	$110.20 Per Million Dollars	$84,470.15(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Total Offering Amounts						$766,516,752.35		$84,470.15
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$84,470.15

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Net asset value per common share on March 17, 2023.

(3) Transmitted prior to filing. A registration fee of $1.03 was paid in connection with the initial filing.